Exhibit 5.1

[LETTERHEAD OF AT&T INC.]

August 18, 2011

AT&T Inc.

208 S. Akard Street

Dallas, TX 75202

Dear Sirs:

With reference to the registration statement on Form S-3 (File No. 333-165543) (the “Registration Statement”) and the prospectus dated March 18, 2010, as supplemented by the prospectus supplement dated August 15, 2011, (the “Prospectus Supplement”), relating to the issuance by AT&T Inc., a Delaware corporation (the “Corporation”), of $1,500,000,000 aggregate principal amount of its 2.400% Global Notes due 2016, $1,500,000,000 aggregate principal amount of its 3.875% Global Notes due 2021 and $2,000,000,000 aggregate principal amount of its 5.550% Global Notes due 2041 (collectively, the “Debt Securities”) pursuant to the Indenture, dated as of November 1, 1994 (the “Indenture”), between the Corporation and The Bank of New York Mellon, as Trustee, I am of the opinion that the Debt Securities constitute valid and legally binding obligations of the Corporation entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Prospectus Supplement referred to above and the related Current Report on Form 8-K and the making of the statements with respect to me which are set forth under the caption “Validity of Securities” in the prospectus forming a part of the Registration Statement referred to above.

In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Wayne Watts